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                                                                    EXHIBIT 12.1

                                  DAVITA INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, and the estimated interest component of rental expense on operating leases.

                                            Year ended December 31
                                 ---------------------------------------------
                                   2000     1999       1998     1997    1996
                                 -------- ---------  -------- -------- -------
                                    (in thousands, except for ratio data)
Income (loss) before income
 taxes, extraordinary items and
 cumulative effect of a change
 in accounting principle........ $ 44,935 $(181,826) $ 48,641 $ 81,178 $54,563
                                 -------- ---------  -------- -------- -------
Fixed charges:
  Interest expense and
   amortization of debt issuance
   costs and discounts on all
   indebtedness.................  116,637   110,797    84,003   29,082  13,670
  Interest portion of rental
   expense......................   17,140    17,501    12,992    8,196   5,301
                                 -------- ---------  -------- -------- -------
    Total fixed charges.........  133,777   128,298    96,995   37,278  18,971
                                 -------- ---------  -------- -------- -------
Earnings (loss) before income
 taxes, extraordinary items,
 cumulative effect of a change
 in accounting principle and
 fixed charges.................. $178,712 $ (53,528) $145,636 $118,456 $73,534
                                 ======== =========  ======== ======== =======
Ratio of earnings to fixed
 charges........................     1.34    (a)         1.50     3.18    3.88
                                 ======== =========  ======== ======== =======

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(a) Due to the Company's loss in 1999, the ratio coverage was less than 1:1.
    The Company would have had to generate additional earnings of $182 million to achieve coverage of 1:1.